EXHIBIT 99.1

               SHAMIR OPTICAL INDUSTRY AND DEVELOPMENT A.C.S. LTD.

            ISRAELI PLAN FOR THE ALLOTMENT OF SHARES/OPTIONS FOR 2003
     (* PURSUANT TO THE AMENDMENT OF THE INCOME TAX ORDINANCE LAW (NO. 132),
                                  5762 - 2002)

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This plan, as shall be updated from time to time, shall be called the Israeli
Plan for the Allotment of Shares/Options for 2003 of the Shamir Optical Industry and Development A.C.S. Ltd., (hereinafter the "PLAN").

1.   PREAMBLE

The aim of this Plan is to allot Shares/Options, which are realizable into shares of the Company for the employees, consultants, service providers and directors of the Shamir Optical Industry and Development A.C.S. Ltd., (hereinafter and above the "COMPANY") and of its affiliated companies (as defined below), in order to create an incentive amongst them and to have them participate in the Company's development and success.

2.   THE DEFINITIONS

     For the purposes of the Plan and the documents related to the Plan, including the Shares/Options Agreement, the following definitions shall apply:

2.1 "OPTION" - shall mean an option to purchase one or more shares of the Company subject to this Plan.

2.2 "OPTION 102" - shall mean an option granted to employees subject to Section 102 of the Ordinance.

2.3  "OPTION 102 ON THE TRUSTEE TRACK" - shall mean an option granted subject to
     Section 102 (b) of the Ordinance and held in trust by a trustee for the employee.

2.4 "OPTION 102 ON THE TRACK WITHOUT A TRUSTEE" - shall mean an option granted subject to Section 102 (c) of the Ordinance and which is not held in trust by the trustee for the employee.

2.5 "AN OPTION ON THE CAPITAL GAINS TRACK" - as defined in Section 5.4 of the Plan.

2.6  "OPTIONS ON THE WORK INCOME TRACK" - as defined in Section 5.5 of the Plan.

2.7 "OPTION 3 (IX)" - shall mean an option granted subject to Section 3 (IX) of the Ordinance to someone who is not an employee.

2.8  "CONTROLLING INTEREST" - as defined in Section 32 (9) of the Ordinance.

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2.9  "THE BOARD OF DIRECTORS" - shall mean the management board of the Company.

2.10 "THE OPTIONS AGREEMENT" - shall mean the agreement for the granting of Options between the Company and the Offeree regulating and determining the terms and conditions for the Option.

2.11 "OFFER TO THE PUBLIC" - shall mean the initial public offer of the Company's shares.

2.12 "THE COMMITTEE" - shall mean the compensation committee appointed by the Board of Directors having at least two members.

2.13 "COMPANY" - shall mean the Shamir Development and Optic Industries Joint Agricultural Association Ltd., a company incorporated in accordance with the laws of the State of Israel.

2.14 "THE AFFILIATED COMPANY" - shall mean the "employing company" as defined in
     Section 102 (a) of the Ordinance.

2.15 "THE ACQUIRING COMPANY" - shall mean any body to which the Company is merged or purchased by and where the Company is not the surviving company.

2.16 "THE COMPANIES LAW" - shall mean the Israeli Companies Law, 5759 - 1999.

2.17 "CHAIRMAN" - shall mean the chairman of the Committee.

2.18 "THE GRANTING DATE" - shall mean the date of the granting of the Option as determined by the Board of Directors or as stipulated in the Shares/Options Agreement with the Offeree.

2.19 "THE VESTING DATE" - shall mean, as determined by the Board of Directors or the Committee, the date at which the Offeree shall be entitled to exercise the Options , or part thereof, as specified in Section 11 of the Plan.

2.20 "THE EXPIRY DATE FOR THE OPTIONS" - shall mean the date at which the Options expire, stipulated in Section 10.2 of the Plan.

2.21 "THE EXERCISE PRICE" - shall mean the price for each Share subject to the Option.

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2.22 "SHARE" - shall mean an ordinary Company Share at the nominal value of NIS one each.

2.23 "SHARE 102" - shall mean an option granted to employees subject to Section 102 of the Ordinance.

2.24 "SHARE 102 ON THE TRUSTEE TRACK" - shall mean a share granted subject to
     Section 102 (b) of the Ordinance and held in trust by a trustee for the employee.

2.25 "SHARE 102 ON THE TRACK WITHOUT A TRUSTEE" - shall mean a share granted subject to Section 102 (c) of the Ordinance and which is not held in trust by the trustee for the employee.

2.26 "A SHARE ON THE CAPITAL GAINS TRACK" - as defined in Section 5.4 of the
     Plan.

2.27 "SHARES ON THE WORK INCOME TRACK" - as defined in Section 5.5 of the Plan.

2.28 "TRUSTEE" - shall mean someone appointed by the Company to serve as trustee and approved by the tax authorities all being subject to Section 102 (a) of the Ordinance.

2.29 "OFFEREE" - shall mean a person who has been granted an Option under the Plan.

2.30 "GROUNDS" - shall mean each one of the following: (a) Conviction of an offence with an element of infamy or such as influencing the Company and/or Affiliated Companies; (b) The refusal of the Offeree to comply with a reasonable instruction of his/her superiors, including the Board of Directors, the CEO and the Offeree's direct manager in connection with the Company's business and/or the business of Affiliated Companies, which was executable in law; (c) Embezzlement of Company funds and/or funds of Affiliated Companies; (d) Fiduciary duty towards the Company and/or towards Affiliated Companies including the disclosure of confidential information relating to the Company and/or Affiliated Companies; (e) Any act or failure (excepting for behavior in good faith) which, in the opinion of the Board of Directors is significantly harmful to the Company and/or Affiliated Companies.

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2.31 "SECTION 102" - shall mean Section 102 of the Ordinance, as presently in force or as shall be altered in the future and all the rules and/or regulations and/or rulings and/or any other legislation pursuant to this Section, including the Income Tax Rules (Tax Relief for the Allotment of Shares to Employees), 5763 - 2003.

2.32 "EMPLOYEE" - shall mean a person employed by the Company or an affiliated company, including an office holder or director, but not including a controlling interest.

2.33 "TRANSACTION" - shall mean: (1) Merger, acquisition, reorganization of the Company with or into another company, where the Company is not a surviving company; (2) The sale of all or a considerable part of the Company assets or shares.

2.34 "ORDINANCE" - shall mean the Income Tax Ordinance (New Version), 5721 - 1961, as presently in force or as shall be altered in the future.

2.35 "TAX AUTHORITIES" - shall mean the Israeli Tax Authorities.

2.36 "NOT AN EMPLOYEE" - shall mean a consultant, a service provider, a controlling interest or any other body who is not an Employee.

2.37 "MARKET VALUE" - at any given time, i.e. the Share value which shall be determined as follows:

(1) If the shares are registered for trade on a recognized stock exchange or in a national market system including: the NASDAQ National Market System, the NASDAQ SMALLCAP MARKET OF THE NASDAQ STOCK MARKET, the market Share shall be the closing price for the Share (or the price offer on closing if no sale has been reported) as shall be reported on the Stock Exchange or the said national market system on the last day of trading preceding the effective date, as reported in the WALL STREET JOURNAL or according to another source to be chosen by the Board of Directors at its discretion.

     Without derogating from the above said, and in order to determine the tax liability pursuant to Section 102(b) (3) of the Ordinance only, if at the Option Granting Date the Company shares are registered for trade on any stock exchange whatsoever or in a national market system or if the Company shares are registered for trade within ninety (90) days from the Option Grant Date, the market value of the shares at the Option Allotment Date shall be determined in accordance with the average value of the Company shares during the course of the thirty (30) days preceding the Option Grant Date or during the course of the thirty (30) trading days after the Public Offering Date, respectively.


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(2)  If regular reporting of shares exists through an authorized Share trader, however there is no reporting of the sales rates then the market value shall be determined in accordance with the aggregate between the highest bid and the lowest requested price for the Share on the last trading day preceding the effective date, or;

(3) In the absence of a regulated Share market, the market value shall be determined, in good faith, by the Board of Directors.

2.38 "PLAN" shall mean - This Plan for the Allotment of Shares in the Company for 2003.

3.   THE PLAN MANAGEMENT

3.1 This Plan shall be directly managed by the Management Committee of the Company, or, alternatively, according to the recommendation of the Committee, subject to any valid law and that as determined in the Company's Articles of Association. Notwithstanding the above said, the Board of Directors shall hold the residual authority if no Committee is appointed or if the Committee ceases to operate for any reason whatsoever or if the Committee is not authorized to act under law.

3.2 The Committee shall elect one of its members as the Chairman and shall convene at the times and places determined by the Chairman. Meetings of the Committee shall be recorded in the minutes. The Committee shall determine rules and regulations for the administration of its work and shall do so at its discretion.

3.3 The Committee shall have the absolute jurisdiction and discretion to recommend to the Board of Directors, which shall have the exclusive and absolute discretion, to decide as follows:


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     (1)  To determine who the Offerees are and the number of shares/options to be granted to each one of the Offerees;

     (2) To determine the terms and conditions of the Share/options Agreements, including the quantity of shares/options granted to each Offeree, the number of shares subject to each Option, the exercise dates for the Shares/Options and the manner of realizing the Shares/Options , the exercise price, to determine the limitations regarding transferability of the Shares/Options and/or shares as well as terms and conditions relating to the forfeiture and expiry of the Shares/Options and the shares and also to cancel and to suspend grants;

     (3)  To determine the Market Value of the shares subject to the options;

     (4)  To choose the tax track for the Shares/Options 102 on the Trustee
          Track;

     (5)  To determine the class of Share/Option being granted;

     The Committee shall have the absolute exclusive power and discretion to decide as follows:

     (1) To change applicable limitations, terms and conditions applying to the options or the shares subject to the Options;

     (2) To interpret the terms and conditions of the Plan and to supervise the Plan management;

     (3) To fully or partially accelerate the exercise dates for the Shares/Options granted to each Offeree;

     (4) To freeze, terminate or cancel the entire or part of the Plan, to amend or alter the Plan and its provisions;

     (5) To decide and determine in any other matter required for the Plan management.

3.4 Notwithstanding the above said, the Committee shall not have the power to grant Shares/Options to Offerees, however the Committee shall have the power to allot shares following the exercising of options granted by the Board of Directors pursuant to that specified below and pursuant to that stipulated in Section 112 (a) (5) of the Companies Law.

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3.5  The Board of Directors shall have the jurisdiction to grant, at its discretion, to an Offeree, in consideration for the cancellation of the options granted to the Offeree, a new option at an identical, lower or higher exercise price then the exercise price of the Original Option which was cancelled and subject to other terms and conditions as shall be determined by the Board of Directors in accordance with the terms and conditions of the Plan.

3.6 Subject to the Company's Articles of Association, every resolution of the Board of Directors and/or every decision of the Committee, connected with the Plan shall be passed by a majority of votes, however any member of the Board of Directors or the Committee shall have his right to vote or to be included in the quorum of members required to approve or pass a resolution of the Board of Directors and/or the Committee relating to the granting of Shares/Options of that member shall be disqualified. Any decision and/or resolution in writing of the Board of Directors and/or the Committee shall be passed pursuant to the conditions of the Company's Articles of Association.

3.7 The interpretation of the Committee regarding each section in the Plan or in the Shares/options Agreement shall be final and absolute unless determined otherwise by the Board of Directors.

3.8 Subject to the Company's Articles of Association and the resolutions of the Company and subject to all the approvals required in law, including the Companies Law, every member of the Board of Directors or every member of the Committee shall be indemnified, shall not bear personal liability and shall not be liable in any manner whatsoever for any reasonable expense incurred (including reasonable consultation expenses) connected with the actions undertaken by him/her or which he/she has refrained from doing in connection with the Plan, unless such actions have been fraudulently undertaken or they have been executed in bad faith, and this shall be up to the rate as determined in law. The said indemnification shall be in addition to the indemnification right vested in the said member, if such is vested, by virtue of that member being a director of the Company or pursuant to the provisions of the Company's Articles of Association, the Agreement, resolutions of shareholder meetings, insurance policies, etc.

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4.   DETERMINING THE PARTICIPANTS IN THE PLAN

4.1 Employees and those who are not Employees of the Company or of Affiliated Companies shall be included amongst the persons qualified to participate in the Plan as Offerees, provided as follows: (1) Employees will only receive Shares/Options 102; (2) Those who are Not Employees will receive 3 (IX) Shares/options only; (3) Shareholders will receive 3 (IX) Shares/options only.

4.2 The granting of Shares/Options to an Offeree under this Plan does not entitle and does not negate the receiver of the Option from having the right to participate in the allotment of other Shares/Options under the Plan or under any other Shares/Options allotment plan or any other shares of the Company or of Affiliated Companies.

4.3 Without derogating from the above said any granting of options to a Director and office holder shall be approved and implemented pursuant to the provisions of the Companies Law, as shall be valid from time to time, and/or in accordance with any law substituting such.

5.   DETERMINING THE OPTION CLASS PURSUANT TO SECTION 102

5.1 The Company may determine the Shares/Options class to be granted to the Employees pursuant to Section 102 as "Shares/Options on the Track without a Trustee" and "Shares/Options on the Track with Trustee".

5.2 The granting of "shares/options 102 on the Track with Trustee" under this Plan shall be done subject to the approval of the Plan by the Board of Directors as specified in Section 15 below and shall be subject to the approval of this Plan by the Tax Authorities.

5.3 "Shares/Options 102 on the Track with Trustee" can be classified as "Shares/Options on the Capital Gains Track" or as "Shares/Options on the Work Income Track".

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5.4  "102 Shares/Options on the Track with Trustee" where the Company has elected and determined that the applicable tax track shall be the Capital Gains Track pursuant to Section 102 (b) (2) of the Ordinance shall hereinafter be referred to as "THE CAPITAL GAINS OPTION TRACK".

5.5 "102 Option on the Track with Trustee" where the Company has elected and determined that the applicable tax track shall be the Work Income Track pursuant to Section 102 (b) (1) of the Ordinance shall hereinafter be referred to as "THE WORK INCOME OPTION TRACK".

5.6 The Company's choice regarding the classification of the "102 Share/Option on the Trustee Track "as" and Option/Share on the Capital Gains Track "or as "a Share/Option on the Work Income Track" (hereinafter: "THE CHOICE" or "THE ELECTION") shall be submitted, as required, to the Tax Authorities for the Granting Date of the "102 Option/Share on the Trustee Track". The Election shall come into force commencing from the First Granting Date and shall remain valid until the end of one year after the year in which the Company first granted the "102 Option/Share on the Trustee Track". The Election shall bind the Company to grant ONLY the "102 Share/option on the Trustee Track" class as chosen and shall apply to all Offerees who have received "102 shares/Option on the Trustee Track" during the above stated period and all pursuant to that stipulated in Section 102(g) of the Ordinance. In order to alleviate any doubt, the Choice shall not prevent the Company from granting "102 shares/options on the Track without Trustee" at the same time.

5.7 All the "102 Shares/Options /shares on the Trustee Track" shall be held in trust by the Trustee, as described in Section 6 below.

5.8 In order to alleviate any doubt, the determining of the class of Shares/Options as "102 Shares/Options on the Trustee Track" or "102 Shares/Options on the Track without Trustee" shall be subject to the conditions of Section 102 in the Ordinance.

5.9 In the event of "102 Shares/Options on the Track with Trustee" the conditions of the Plan and/or the Shares/Options Agreement shall be subject to the conditions of Section 102 of the Ordinance and the approval of the Assessing Officer and these conditions and this approval shall be an integral part of the Plan and the Shares/Options Agreement. Each one of the conditions of Section 102 and/or the said approval shall be essential in order to obtain and/or maintain the tax benefit pursuant to Section 102 and which are not explicitly detailed in the Plan or in the Shares/Options Agreement shall be construed as applying to and binding the Company and the Offerees.

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6.   TRUSTEE

6.1 "102 Shares/Options on the Track with Trustee" given pursuant to the Plan and/or the shares to be issued following the realization of the "102 Shares/Options on the Track with Trustee" and/or other shares which shall be produced by virtue of the exercising of the rights including bonus shares to be allotted or registered in the Trustee's name and to be held by the Trustee for the pre-determined periods and the periods as required pursuant to Section 102 and/or any law and/or regulations and/or rules promulgated by virtue thereof (hereinafter: "THE LOCK OUT PERIOD"). If the conditions for the granting of "102 Shares/Options on the Track with Trustee" do not exist, then the "102 Shares/Options on the Track with Trustee" which have been granted are likely to be considered as "102 Shares/Options on the Track without Trustee", all according to the conditions of Section 102.

6.2 The Trustee shall not transfer shares to the Offeree which have been allotted as a result of the exercising of "102 Shares/Options on the Trustee Track" before the full payment of the tax liability arising from the "102 Option on the Trustee Track" granted to the Offeree and/or shares allotted as a result of the said realization.

6.3 Regarding the "102 Shares/Options on the Trustee Track" subject to the terms and conditions of Section 102 of the Ordinance, an Offeree shall not sell or transfer, from the Trustee, shares which were allotted as a result of the exercising of the "102 Option on the Trustee Track" and/or shares which were allotted as a result of the exercising of rights, including bonus shares, until the Lock Out Period has elapsed as required under
     Section 102 of the Ordinance. Notwithstanding the above said, if the said sale or transfer occurs during the Lock Out Period, those sanctions under
     Section 102 of the Ordinance shall apply to the Offeree.

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6.4  At the date of the receiving of the "102 Option on the Trustee Track", the
     Offeree shall sign on an undertaking to release the Trustee from any liability for actions or decisions executed in good faith in connection with the Plan or for any "102 Option on the Trustee Track" or for the shares granted to him/her.

7.   RESERVED SHARES, LIMITED SHARES

7.1 The Company shall keep ____ (____) Company shares in its registered and un-issued capital for the allotment under this Plan and under other compensation plans which have been chosen for implementation in the future, subject to the adjustments as a result of the changes to the Company capital as stipulated in Section 9 below. The said shares which shall remain registered but not issued and which are not subject to the Shares/Options at the termination date of the Plan shall no longer be kept for the purposes of the Plan, however, up until the termination of the Plan, the Company will, at all times, maintain a sufficient number of shares in accordance with the requirements of the Plan. Where an Option granted under the Plan has expired or been cancelled at a date preceding the exercise date or where the Offeree has waived the exercising of the said option, the shares which were not purchased under the Option shall be made available to the Plan and use may be made of them, including use for the re-allotment thereof to other offerees.

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7.3  Until the date of the public offering, voting in accordance with the shares at Company shareholder meetings shall be done in accordance with an irrevocable power of attorney (hereinafter: the "POWER OF ATTORNEY") at the discretion of the Board of Directors which shall be given in favor of the representative to be determined by the Board of Directors. The representative shall be indemnified by the Company and shall not bear any liability whatsoever relating the cost or reasonable expense incurred (including consulting expenses) in connection with the activities undertaken by him or which he refrained from undertaking in connection with the voting under the said Power of Attorney, unless the said actions have been done fraudulently or in bad faith, and subject to any law. The said indemnification shall be in addition to the right of indemnification vested in the said representative, if so vested, by virtue of his being a Director in the Company or pursuant to the provisions of the Company's Articles of Association, the Agreement, resolutions of the shareholder meetings, insurance policies etc. Without derogating from the above said, vis-a-vis the "102 Shares/Options on the Trustee Track", voting in accordance with the said shares shall be done pursuant to the stipulations of Section 102 of the Ordinance.

8.   EXERCISE PRICE

8.1 The Exercise Price of the Share with respect of the Option shall be determined by the Board of Directors at its exclusive discretion pursuant to the provisions of the Law and subject to the guidelines to be determined by the Committee, from time to time. The Exercise Price for each Offeree shall be determined in the Shares/Options Agreement to be signed between the Offeree and the Company.

8.2 The Exercise Price shall be paid at the Option Exercise Date in the manner to be determined by the Committee, including in cash or by cheque. The Committee shall have the power to postpone the payment date pursuant to conditions to be determined by it.

8.3 The Exercise Price shall stipulate the principal currency customary in the economic environment of the Company or the Offeree (i.e. the functional currency of the Company or the currency according to which the Employee receives his/her salary), as shall be determined by the Company.

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9.   ADJUSTMENTS

Upon the occurrence of one of the instances mentioned below, the Offeree's right to acquire shares under the Plan shall be subject to the following specified adjustments:

9.1 In the event of a transaction (as defined above), any Option granted under the Plan which has yet to be realized, shall be replaced or converted into Shares/Options for shares according to the amount of shares under the Option Warrant which has yet to be realized or any other security of the acquiring company (or the holding company or the subsidiary company of the acquiring company) which were distributed to the Company shareholders against the shares relating to the said transaction and the appropriate adjustments to the Exercise Price per Share, reflecting the said occurrence, shall be carried out, and all other terms and conditions of the Shares/Options Agreement shall remain intact, including the Vesting Dates, and all as shall be determined by the Committee or the Board of Directors whose decision shall be exclusive and final. The Company shall notify the Offeree of the transaction in the manner and form as the Company deems appropriate and shall do so at least ten (10) days before the effective date for the transaction.

9.2 Without derogating from the above said and subject to the provisions of any law, the Board of Directors and the Committee shall hold the power to determine, at their exclusive and final discretion, in connection with certain Option Agreements, that the Shares/Options Agreement shall include a clause instructing that upon the occurrence of a transaction as specified in Section 9.1 above, the acquiring company (or subsidiary company of the acquiring company) does not agree to convert or substitute the Shares/Options , the Vesting Dates of all or part of the Shares/Options which have yet to reach their Vesting Date shall be accelerated and the Offeree shall be entitled to realize these Shares/Options for the shares ten (10) days after the date on which the transaction occurred as specified in Section 9.1 above.

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9.3  For the purposes of the above section 9.1, the Option shall be considered to have been substituted or converted if, following the transaction, the Option grants the right to acquire or receive, for every Share subject to the Option immediately before the transaction, the consideration (whether in shares, Shares/Options , cash or securities or other property) which shall be received in the transaction by the shareholders for every Share held at the effective date for the transaction (and if the said holders were given the choice regarding the consideration, the type of consideration chosen by the holders of the majority of shares); provided that, if the said consideration was received in the event of a transaction which is not for ordinary shares only (or equivalent) of the acquiring company (or the holding company or its subsidiary company), the Committee may, after obtaining the consent of the acquiring company, determine that the consideration received for the exercising of the Shares/Options shall be by ordinary shares only (or equivalent) of the acquiring company (or the holding company or its subsidiary company) where the market price for such is equivalent to the price per Share received by the holders of the majority of shares in the transaction and subject to such, the Committee may determine, at its discretion, that in the said case of the substitution or conversion of the Shares/Options against Shares/Options of the acquiring company, the said Shares/Options shall be replaced against another type of asset, including cash, in a fair manner under the circumstances of the matter.

9.4 Should it be decided to voluntary wind up the Company whilst Shares/Options still exist which have yet to be realized under the Plan, the Company shall send notice to all the option holders regarding the passing of the said resolution and all the Option Holders shall have ten (10) days to exercise the Shares/Options, which have not yet been exercised for shares and for which the Vesting Date is due, in accordance with the process for exercising such as detailed below. Upon the passing of these said ten days, all the Shares/Options, which have not yet been exercised for shares up until that date shall immediately expire.

9.5 In any event where a change has occurred to the issued Share capital of the Company by means of a dividend in shares (bonus shares), the splitting up, amalgamation or replacement of shares, the change in the Company's capital structure or in any similar manner by or of the Company, then the number and type of shares within the framework of the Plan or the exercisable shares as a result of exercising of the Shares/Options granted under the Plan and the Exercise Price shall be relatively adjusted in order to proportionately maintain the accumulated number of shares and Exercise Price for such and provided that no adjustments shall be made as stated following the division of rights for the issued shares. Upon the occurrence of the events as stated above, the accumulated class and number of Shares which may be issued within the framework of the Plan (as specified in Section 7 above) relating to the Option which has not yet been exercised, shall be similarly adjusted and all as shall be determined by the Board of Directors whose decision shall be final.

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9.6  Without derogating from the conditions of the Plan, if, prior to the issue to the public, all for a considerable part of the assets or Shares of the Company are sold or in the event of a transaction for all or a considerable part of the assets or shares in the Company are substituted in consideration for securities of another company, then every Offeree will be obligated to sell or replace, according to the circumstances, the Shares purchased by the Offeree under the Plan pursuant to the directives and instructions given by the Board of Directors relating to the transaction and whose decision shall be final.

9.7 The Employee recognizes and acknowledges that should the Company Shares be registered for trade on any stock exchange, the Employee's right to sell the Shares may be subject to certain limitations (including Lock Up Periods) as shall be required by the Company or the underwriters and the Offeree unreservedly agrees to take upon himself to be subject to such limitations.

10.  THE TERMS OF THE OPTION AND THE EXERCISE OF THE OPTION

10.1 Where the Offeree has been offered to exercise the Shares/Options he/she holds, written notice of such shall be provided to the Company or its representative, in the wording and in the manner determined by the Company and should the need arise, by the Trustee, pursuant to the requirements of
     Section 102. The realization shall be valid upon receiving of the notice of realization by the Company and/or its representative and the payment of the Exercise Price at the offices of the Company or its representative. In the notice the Offeree shall specify the number of shares relating to the Option which the Offeree is interested in exercising. The Offeree shall also attach to the notice all other documents on which the Offeree must sign as a condition for the realizing of the Option, as specified in the Plan and the Shares/Options Agreement and pursuant to the resolution of the Board of Directors.

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10.2 The options shall expire if not exercised for shares previously, at the earlier of the following dates: (1) At the expiry date as mentioned in the options Agreement; (2) The expiry of the period under those instances as indicated in Section 10.5 below.

10.3 The options may be exercised by the Offeree in full or partially, from time to time, where the Vesting Date and the Date for the exercising of the options is due, and prior to the lapsing of the expiry date, provided and subject to the terms and conditions in Section 10.5 below, the Offeree is employed by or provides services to the Company or to Affiliated Companies, at any time during the term starting from the vesting of the options and terminating at the Exercising Date for the options .

10.4 Subject to Section 10.5 below, if the Offeree has ceased to be an Employee or service provider for the Company or the Affiliated Companies, all the options granted to him/her shall immediately expire. Notice regarding the termination of the employer-employee relations or services shall be considered as the termination of the said relations. In order to alleviate doubt, in the event of the termination of employer-employee relations or providing of the services, the options which have yet to mature at the date for the termination of the relations shall not be vested and shall not be exercisable.

10.5 Without derogating from the above said and where it has not been held otherwise in the options Agreement of the Offeree, the Offeree may realize the options at a later date then the date of the severing of the employer-employee relations or the relations for the providing of services during the additional period after the severing of the relations, however, only with respect of the options where the Vesting Date has become due at the date of the severing of the relations, in accordance with the Vesting Period of the Option, and all pursuant to the following specified instances:

     (1) In the event of the termination of the relations without "Grounds", the Offeree shall have the right to exercise the Options which he was entitled to exercise under the Options Agreement for the Vesting Dates provided that such have yet to expire, for a period of ninety (90) days after the termination of the relations.

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     (2)  In the event of the termination of the relations due to the death or disability of the Offeree, the Offeree or his/her legal successors shall have the right to exercise the Options which the Offeree was entitled to exercise under the Options Agreement in accordance with the Vesting Dates, provided that such have not yet elapsed, for twelve
          (12) months from the termination of the relations.

     (3) The Committee has approved, at a date earlier than the date of the termination of the relations on an extension of the conditions for the Options which have not yet been realized, beyond the date of the severing of the relations, for a period which shall not exceed the original period determined for the realizing of the Options.

     In order to alleviate any doubt, where the termination of the relations has been caused based on "Grounds", then the Options shall expire for all intents and purposes (regardless of whether the Offeree was entitled to realize part of the Options at the termination date of the relations or not), and the Offeree shall hold no right in connection with the Options.

10.6 In order to alleviate doubt, the Offerees shall not hold rights vested in Company shareholders vis-a-vis the shares which they have received under the exercising of the Options nor shall the Offerees be considered to be class shareholders or creditors of the Company for the purposes of Section 350 and 351 of the Companies Law, up until the registration date of the Offeree as a shareholder in the register of Company shareholders after the exercising of the Option for the shares subject to the terms and conditions of the Plan, however, in the event of Options and shares held by a trustee, subject to the terms and conditions of Section 6 of the Plan (sic).

10.7 The Options Agreement to be approved under the Plan may include other and additional terms and conditions at the discretion of the Committee, from time to time.

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10.8 Regarding the "102 Options on the Track without a Trustee" - upon conclusion of the relations between the Company or Affiliated Companies and the Offeree, the Offeree shall provide a guarantee or surety in favor of the employer for the payment of the applicable tax at the sale date of the shares, and all in accordance with the stipulations of Section 102 of the Ordinance.

11.  THE OPTIONS CONDITIONS

11.1 Subject to the conditions of the Plan, every Option may be realizable pursuant to the Vesting Dates and for the number of shares as shall be determined in the Options Agreement. However, the Options will not be exercisable after the expiry date.

11.2 The Options are likely to be subject to additional terms and conditions relating to the exercise date as shall be determined by the Committee at its discretion. The Vesting Dates of the Options are likely to be different to each other.

12.  THE RIGHT OF FIRST REFUSAL

12.1 Without derogating from that stipulated in the Company's Articles of Association, the Offerees shall not be vested with the right of first refusal in connection with any sale of Company shares by other shareholders in the Company.

12.2 Unless otherwise determined by the Committee, up until the registration date of the Company shares for trade on a stock exchange or national market, the Employee shall not hold the right to sell the shares issued pursuant to the exercising of the Option within six months and a day from the Exercising Date of the Options or the issuing of the shares. Unless otherwise determined by the Committee, up until the registration date of the shares for trade on a stock exchange or in a national market, every sale of shares allotted as a result of the exercising of the Shares/Options, shall be subject to the right of first refusal on the part of the new buyer/s.

     "New Buyers" for the purpose of this Plan shall be as follows: (1) The Company, provided that it is permitted to acquire shares in law; (2) If the Company is not permitted to acquire shares in law, then any affiliated body of the Company chosen by the Committee; (3) If the Committee has not made the selection as stated, then the existing shareholders of the Company (excepting, in order to alleviate doubt, shareholders who have become shareholders by virtue of the realization of the Options granted to them) on a pro rata basis with the rate of their holdings. The Offeree shall give the Company a notice of sale (hereinafter: the "NOTICE") in order to offer his shares to the New Buyers.

12.3 The Notice shall include the name of the offeror for the purchase or that of another purchaser (hereinafter: the "DESIGNATED BUYER"), the number of shares offered for sale, the price per Share and the payment conditions. The New Buyers shall be entitled, within 30 days of the date at which the Notice was received (hereinafter: the "NOTICE PERIOD") to purchase the shares or part thereof, on a pro rata basis, pursuant to their rate of holdings in the Company.

12.4 If, at the end of the Notice Period, not all the shares offered have been purchased by the New Buyers, the Offeree may sell the remaining shares at any time for a period of ninety (90) days from the end of the Notice Period under conditions which are not preferable to those specified in the Notice, provided that the Designated Buyer signs in writing that he agrees that the conditions of this Section shall continue to apply to the shares held by him. Any sale of shares issued under the Plan by the Offeror which is not done in accordance with the terms and conditions of the Plan or the terms and conditions of the Options Agreement shall be void and invalid.

13.  DIVIDEND

     All the shares (excepting, in order to alleviate doubt, Options which have not yet been exercised) which have been allotted to Offerees or the Trustee, accordingly, against the realization of the Options, shall entitle the holders thereof to receive a dividend in accordance with the number of shares, subject to the conditions of the Company's Articles of Association and subject to the tax applicable to the distribution of the said dividends, and accordingly, subject to Section 102 of the Ordinance and the rules, regulations, orders and procedures thereunder.

14.  LIMITATION OF TRANSFERABILITY OF THE SHARES AND/OR THE OPTIONS

     The Options or the rights offered in any matter related to the Options, whether or not payment has been made for such, are not transferable, may not be assigned, pledged nor may any right be given to a third party for such, save that as explicitly stated under the Plan and for the lifetime of the Offeree all rights of the Offeree under the Plan may be exercised by the Offeree alone.

     Any action as stated, whether directly or indirectly, whether in the immediate period or in the future, shall be void.

     So long as the Options and/or shares are held by the Trustee in favor of the Offeree, then all the Offeree's rights are personal and cannot be transferred, assigned, pledged, attached or charged in any other way, save for transference under a will or pursuant to the laws of succession.

15.  THE PLAN PERIOD

     The Plan shall come into force on the date it is adopted by the Company's Board of Directors and shall expire ten (10) years after such date.

     The Company shall see to it that it obtains the approval of the meeting of the Company shareholders for this Plan or for any amendment to be made to this Plan, if such approval is necessary or desirable in order to fulfill any law in force, including American securities laws or security laws of any other country holding jurisdiction on the Shares/Options allotted under this Plan, or if a requirement exists for the holding of a shareholder meeting in the Company as stated by any government authority or jurisdiction, including the American Securities Authority.

16.  CHANGES OR THE TERMINATION OF THE PLAN

     The Board of Directors may, at any time, and accordingly, after consultation with the Trustee, amend, change, suspend or terminate the Plan. The amendment, change, suspension or termination as stated, shall not harm the rights of any offeree whatsoever, unless mutual consent has been obtained between the Offeree and the Company in writing and signed by both the Company and the Offeree. The termination of the Plan shall not harm the rights of the Committee to exercise its powers granted to it under the Plan relating to the Shares/Options, which were granted under the Plan, before the termination date of the Plan.

17.  THE APPLICABLE RULES

     The Plan and the granting and exercising of the shares/options under it, and the Company's undertakings to sell and transfer the shares under the options , shall be subject to all the appropriate laws, regulations and rules, whether of the State of Israel or the United States of America or of any other country holding judicial jurisdiction over the Company and the Offeree, including the registration of the shares pursuant to the Securities Law of the U.S.A., 1933, the Ordinance and those approvals by government offices or the stock exchanges, as may be required. The above said shall not bind the Company to register its shares pursuant to the securities laws of any judicial authority whatsoever.

18.  CONTINUATION OF THE TRANSACTION

     No provision whatsoever of this Plan or the options Agreement with the Offeree is to be interpreted as an undertaking and/or consent on behalf of the Company and/or an Affiliated Company to continue to employ the Offeree nor is any provision in the Agreement and/or the Plan to be interpreted as granting the Offeree any right whatsoever to continue to be employed or to provide services to the Company and/or Affiliated Companies or as limiting the Company's right and/or that of an Affiliated Company to terminate the employment of the Offeree at any time.

19.  THE APPLICABLE LAW AND JURISDICTION

     The Plan shall be administered, interpreted and enforced pursuant to the laws of the State of Israel applicable to the agreements hereby made, entered into and performed, without consideration for the principles of the choice of law. The exclusive judicial jurisdiction under this Plan shall be with the competent courts in Tel Aviv, Israel.

20. TAXATION AND OTHER ARRANGEMENTS RELATING TO THE TRANSFER OF SHARES TO THE OFFEREE

20.1 The Offeree alone shall bear all tax liability for the granting and exercising of the Options, the payment for the shares by virtue of exercising of the Options or for any other action (of the Company and/or Affiliated Companies and/or the Trustee and/or the Offeree). The Company and/or the Affiliated Companies and/or the Trustee shall deduct, under any law, regulation and rule, all the taxes, including withholding tax (tax deduction at source). The Offeree agrees to indemnify the Company and/or the Affiliated Companies and/or the Trustee and to exempt them from any liability relating to the payment of taxes as stated, interest payments and fines and any other payment, including for charges originating in the need to deduct tax or the failure to deduct tax from any payment made to the Offeree.

20.2 The Company and/or the Trustee, accordingly, shall not transfer the Share certificate to the Offeree until the making of all obligatory payments, as stated above, in full.

21.  NON EXCLUSIVITY OF THE PLAN

     The adopting of the Plan by the Board of Directors shall not be interpreted as amending, altering or cancelling any incentive arrangement previously approved or as limiting the power of the Board of Directors to adopt other incentive arrangements, as it deems appropriate, including the granting of Options which are not in accordance with the Plan and those arrangements may apply generally or specifically.

     In order to alleviate doubt, the previous granting of Options to offerees in an employment agreement and not within the framework of a previous Options Plan, shall not be considered as approved incentive arrangements for the purposes of this Section.

22.  MULTIPLICITY OF AGREEMENTS

     The terms and conditions of each Option are likely to be different from other Options granted under this Plan at the same time. The Board of Directors may grant more than one Option to any one Offeree during the course of the Plan Period, whether in addition thereto or as a substitute for one or more Options granted to that Offeree.